EXHIBIT 10.1

PRIVATE & CONFIDENTIAL

October 1, 2008

Fischer-Watt Gold Company, Inc.

addressStreet2582 Taft Court

CityplaceLakewood

CO 80215

country-regionplaceU.S.A.

Attention: James M. Seed, Director

Dear Sirs:

RE:

ACOUISITION OF TOURNIGAN USA INC. BY FISCHER-WATT GOLD

COMPANY, INC.

We provide this letter to confirm the agreement of Tournigan Energy Ltd. ("TVC") and Fischer-Watt Gold Company, Inc. ("FWGO") respecting the acquisition by FWGO from TVC of 100% of the issued and outstanding shares of Tournigan USA Inc. ("TVC country-regionplaceUSA") on the terms set forth herein (the "Transaction").

Each of the parties hereto has received valuable consideration for the covenants and agreements contained herein, the receipt and sufficiency of which is acknowledged by each of them.

1.

THE TRANSACTION

1.1

FWGO agrees to purchase from TVC all of the issued and outstanding shares of TVC country-regionplaceUSA (the "Purchased Shares"), and TVC agrees to sell the Purchased Shares to FWGO in consideration for:

(a)

an interest free promissory note due August 31, 2009 in the amount of US$309,500 (subject to adjustment as the parties may agree) (the "Promissory Note"); and

(b)

in respect of TVC country-regionplaceUSA's reclamation bonds (the "Reclamation Bonds") (such Reclamation Bonds being in the aggregate amount of US$930,000), either:

(i)

securing a release of any Reclamation Bonds (a "Release") and paying to TVC the amount released to TVC USA in respect of such Reclamation Bond; or

(ii)

paying to TVC the amount of any Reclamation Bond which FWGO wishes to keep in place (the “Release Payment”),

in each case on or prior to August 31, 2009, less any reclamation costs which must be incurred as a result of exploration work conducted by TVC country-regionplaceUSA prior to the Closing Date (as hereinafter defined), the amount of which will be agreed upon by FWGO and TVC, acting reasonably.

Three days prior to the Closing Date, TVC will deliver to FWGO a balance sheet (the "Closing Balance Sheet") containing a good faith estimate of TVC USA's assets and liabilities as at the Closing Date, which shall be subject to FWGO's review and approval, which shall not be unreasonably withheld or delayed.  The parties will adjust the amount of the Promissory Note to reflect TVC country-regionplaceUSA's working capital indicated in the Closing Balance Sheet. On or before April 30, 2009, FWGO will deliver to TVC a balance sheet prepared by FWGO in accordance with US GAM' indicating TVC USA's assets and liabilities as at the Closing Date (the "Adjustment Balance Sheet"), and the parties will amend the amount owed under the Promissory Note to reflect the working capital position of TVC USA shown in the Adjustment Balance Sheet. Such amendment will be made within 14 days of receipt by TVC of the Adjustment Balance Sheet.  If the parties are unable to agree upon the amount of such adjustment within such 14 day period, the matter will be referred to a firm of accountants agreed upon by the parties, acting reasonably, and the decision of such accountants shall be binding on the parties.

2.

RETAINED INTEREST

2.1 TVC will hold a 30% carried interest (the "Carried Interest") in respect of each Property (as hereinafter defined) up to the completion of a feasibility study on any project involving such Property, with no cash contribution being required from TVC.

2.2

Upon completion of a feasibility study in respect of a project which includes a Property (a "Project"), TVC shall have 30 days to decide if it wishes to convert its Carried Interest in respect of such Property into a 30% working interest (a "Working Interest") in such Project, and if it so elects, the parties will, acting reasonably, settle the terms of an operating agreement respecting the further exploration and development of such Project, which agreement will provide, among other things, that TVC USA will be the operator at all times, and which will contain standard terms for an agreement of this nature. Each operating agreement will provide, among other things that:

(a)

TVC may elect to contribute 30% of the further exploration and development costs in respect of the Project (the "Costs");

(b)

If TVC does not elect to contribute to the Costs of a Project when called upon to do so pursuant to the terms of the operating agreement respecting such Project, its Working Interest in that Project will be reduced by multiplying the percentage representing TVC’s Working Interest at the time of such election by a fraction where the numerator is the dollar amount of TVC's cumulative contribution to the Costs of such Project to date, and the denominator is the amount of the cumulative contributions TVC would have made had it contributed to the Costs of the Project in proportion to its Working Interest at the time of such election; and

(c)

once TVC's Working Interest has been diluted to 5% or less, it will be converted to a 5% net profits interest in respect of the subject Project.

2.3

If TVC does not elect to convert a Carried Interest in a Property within the period specified in section 2.2, such Carried Interest will be automatically converted to a 5% net profits interest in the Project of which that Property forms part.

3.

SALES OF INTERESTS

3.1

In the event that TVC wishes to sell any interest it may have in a Property or in a Project, then FWGO will have the right to acquire such interest on the same terms under which TVC proposes to sell such interest to a third party. FWGO shall be required to exercise its right of refusal within 30 days of receipt of written notice of a proposed sale by TVC, failing which TVC shall be entitled to proceed with the proposed sale to the third party on the terms proposed.

3.2

FWGO may sell or option its shares of TVC country-regionplaceUSA or its interest in any of the Properties to any other party provided that such sale or option is without prejudice to the rights and interests of TVC, acting reasonably. The foregoing shall not apply to the abandonment of any of the Properties by FWGO.

4.

REPRESENTATIONS AND WARRANTIES OF TVC

4.1

TVC represents and warrants to FWGO, and acknowledges that FWGO is relying upon such representations and warranties in connection with the purchase by FWGO of the Purchased Shares, that:

(a)

TVC and TVC country-regionplaceUSA are corporations incorporated and existing under the laws of their respective jurisdictions of incorporation, and TVC has the corporate power to enter into and perform its obligations under this Agreement;

(b)

the execution and delivery of and performance by TVC of this Agreement has been authorized by all necessary corporate action, with the possible exception of the requirement to obtain TVC shareholder approval for the Transaction if required by the 'MX Venture Exchange as a condition of its approval of the Transaction;

(c)

the execution and delivery of and performance by TVC of this Agreement:

(i)

do not and will not constitute or result in a violation or breach of, or conflict with any of the terms or provisions of its constating documents or by-laws;

(ii)

do not and will not constitute or result in a breach or violation of, or conflict with any contract, license, lease or instrument to which it is a party; and

(iii)

do not result in the violation of any law;

(d)

no filing with, notice to or authorization is required on the part of TVC as a condition to the lawful completion of the transactions contemplated by this Agreement, other than the approval of the 'ISX Venture Exchange;

(e)

this Agreement has been duly authorized and executed and delivered by TVC and constitutes a valid and binding obligation of TVC enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law;

(f)

except as disclosed to MG) in writing prior to the date of this Agreement, there are no actions, suits, appeals, claims, applications, investigations, orders, proceedings, grievances, arbitrations or alternative dispute resolution processes in progress, pending, or to TVC's knowledge, threatened against TVC or TVC USA which prohibit, restrict or seek to enjoin the transactions contemplated by this Agreement;

(g)

there is no requirement to obtain any consent, approval or waiver of a party under any contract, license, lease or instrument to which TVC or TVC USA is a party, to the completion of the transactions contemplated by this Agreement;

(h)

the Purchased Shares constitute 100% of the issued and outstanding securities of
TVC country-regionplaceUSA;

(i)

TVC beneficially owns all of the Purchased Shares, being all of the issued and outstanding securities of TVC USA, the Purchased Shares have been duly and validly issued as fully paid and non-assessable shares, in each case free and clear of all encumbrances, TVC has, directly or indirectly, good and marketable title to all such shares, and no person, firm or corporation has any agreement, option, right or privilege (whether pre-emptive or contractual) capable of becoming an agreement, for the purchase from TVC of any interest in any of the Purchased Shares;

(j)

TVC USA's claims and leases are described in Schedule A hereto (the "Properties");

(k)

TVC USA has been conducting its business in compliance in all material respects with all applicable laws of each jurisdiction in which it carries on business and has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws;

(l)

TVC USA will have positive working capital as at the Closing Date;

(m)

TVC USA holds, free and clear of all encumbrances the Properties identified in Schedule A under valid, subsisting and enforceable documents or recognized and enforceable agreements or instruments, sufficient to permit TVC USA to explore the minerals relating thereto, and all material property, options, leases or claims in which TVC USA has an interest or right have been validly located and recorded in accordance with all applicable laws and are valid and subsisting;

(n)

except as disclosed to FWG0 in writing prior to the date of this Agreement, all historical taxes (including income tax, capital tax, payroll taxes, employer health tax, workers' compensation payments, property taxes, custom and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto (collectively, "Taxes') due and payable by TVC USA have been paid, all tax returns, declarations, remittances and filings required to be filed by 'TVC USA prior to the date hereof have been filed with all appropriate governmental entities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading, no examination of any historical tax return of TVC USA is currently in progress to the knowledge of TVC, and there are no issues to the knowledge of TVC or disputes outstanding with any governmental entities respecting any taxes that have been paid by TVC USA, and to the best of the knowledge of TVC, there is no basis for any examination of any historical tax return and there are no disputes outstanding with respect to the payment of taxes or the filing of returns, declarations, remittances or filings;

(o)

there is no action, suit or proceeding pending or, to the knowledge of TVC, threatened against or affecting TVC USA before any court or before or by any governmental body in Canada, the United States or elsewhere or before any arbitrator or board, TVC USA is not default with respect to any judgment, order, writs, injunction, decree or award of any court, arbitrator or governmental body in Canada, the United States or elsewhere, and there are no unsatisfied judgments, consent decrees or injunctions outstanding against TVC USA;

(p)

TVC USA is not in violation of its constating documents or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, trust deed, mortgage, loan agreement, note, lease or other agreement or instrument to which it is a party or by which it or its property may be bound;

(q)

any and all of the agreements and other documents and instruments pursuant to which TVC USA hold the Properties are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with terms thereof, to the best of TVC's knowledge, after due inquiry, TVC USA is not in default of any of the provisions of any such agreements, documents or instruments nor has any such default been alleged and such properties and assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated, all leases, licenses and other agreements pursuant to which TVC USA derives the interests thereof in such property and assets are in good standing and there has been no material default under any such lease, license or agreement, and none of the Properties is subject to any right of first refusal or purchase or acquisition right;

(r)

except to the extent that any violation or other matter referred to in this subsection does not have a material adverse effect in respect of TVC country-regionplaceUSA:

(i)

TVC USA is not in violation of any environmental laws;

(ii)

TVC USA has operated its business at all times and has received, handled, used, stored, treated, shipped and disposed of all contaminants without violation of environmental laws; and

(iii)

there have been no spills, releases, deposits or discharges of hazardous or toxic substances, contaminants or wastes into the earth, air or into any body of water or any municipal or other sewer or drain water systems by TVC USA that have not been remedied;

(s)

TVC USA holds all material licenses, permits and approvals presently required under any environmental laws in connection with the operation of its business and the ownership and use of its assets, all such licenses, permits and approvals are in full force and effect, and has not received any notification pursuant to any environmental laws that any work, repairs, constructions or capital expenditures are required to be made by it as a condition of continued compliance with any environmental laws, or any license, permit or approval issued pursuant thereto, or that any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated; TVC has no knowledge of, and has not received any notice of, any claim, judicial or administrative proceeding, pending or threatened against, or which may affect, either TVC USA or any Property, relating to, or alleging arty violation of any environmental laws, and to the best of the knowledge of TVC, there are no facts which could give rise to arty such claim or judicial or administrative proceeding and to the best of TVC's knowledge, TVC USA is not the subject of any investigation, evaluation, audit or review by any governmental entity to determine whether any violation of any environmental laws has occurred or is occurring or whether any remedial action is needed in connection with a release of arty contaminant into the environment, except for compliance investigations conducted in the normal course;

(t)

to the best of TVC's knowledge, there are no pending or proposed appropriations, expropriations or seizures of any of TVC country-regionplaceUSA's assets;

(u)

there is no outstanding dispute between TVC country-regionplaceUSA and any local, native or indigenous group with respect to any Properties or any activities thereon;

(v)

there is no outstanding agreement, arrangement or understanding with respect to the exercise of the voting or any other rights attached to the Purchased Shares;

(w)

no representation or warranty of TVC ill this Agreement, and no disclosure to FWGO in writing prior to the date of this Agreement, omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading; and

(x)

there is no fact known to TVC that has specific application to TVC USA (other than general economic or industry conditions) and that materially adversely affects or, as far as TVC can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of TVC USA that has not been set forth in this Agreement or been disclosed to FWGO in writing prior to the date of this Agreement.

5.

REPRESENTATIONS AND WARRANTIES OF FWGO

5.1

FWGO represents and warrants to TVC, and acknowledges that TVC is relying upon such representations and warranties in connection with the purchase by FWGO of the Purchased Shares, that:

(a)

FWGO is a corporation incorporated and existing under the laws of its jurisdiction of incorporation, and has the corporate power to enter into and perform its obligations under this Agreement

(b)

the execution and delivery of and performance by PWGO of this Agreement has been authorized by all necessary corporate action;

(c)

the execution and delivery of and performance by FWGO of this Agreement:

(i)

do not and will not constitute or result in a violation or breach of, or conflict with any of the terms or provisions of its constating documents or by-laws;

(ii)

do not and will not constitute or result in a breach or violation of, or conflict with any contract, license, lease or instrument to which it is a party; and

(iii)

do not result in the violation of any law;

(d)

no filing with, notice to or authorization of, any governmental entity is required on the part of FWGO as a condition to the lawful completion of the transactions contemplated by this Agreement;

(e)

this Agreement has been duly authorized and executed and delivered by FWGO and constitutes a valid and binding obligation of FWGO enforceable against it In accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law;

(f)

there are no actions, suits, appeals, claims, applications, investigations, orders, proceedings, grievances, arbitrations or alternative dispute resolution processes in progress, pending, or to FWGO's knowledge, threatened against FWGO which prohibit, restrict or seek to enjoin the transactions contemplated by this Agreement; and

(g)

no representation or warranty of FWGO in this Agreement, and no disclosure to TVC in writing prior to the date of this Agreement, omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

6.

CLOSING CONDITIONS

6.1

The obligation of FWGO to complete the Transaction is subject to the fulfillment of the following conditions:

(a)

the directors of TVC country-regionplaceUSA shall have resigned effective as of the closing of the Transaction;

(b)

all of the covenants and agreements of TVC to be performed on or before the Closing Date shall have been duly performed in all material respects;

(c)

all representations and warranties of TVC shall be true as at the Closing Date;

(d)

the parties shall have received all necessary shareholder and regulatory approvals, including but not limited to the approval of the TSX Venture Exchange.

The foregoing conditions are inserted for the exclusive benefit of FWGO and may be waived in whole or in part by FWGO at any time.

6.2

The obligation of TVC to complete the Transaction is subject to the fulfillment of the following conditions:

(a)

all of the covenants and agreements of FWGO to be performed on or before the Closing Date shall have been duly performed in all material respects;

(b)

all representations and warranties of FWGO shall be true as at the Closing Date; and

(c)

the parties shall have received all necessary shareholder and regulatory approvals, including but not limited to the approval of the TSX Venture Exchange.

The foregoing conditions are for the exclusive benefit of TVC and may be waived in whole or in part by TVC at any time.

7.

CLOSING

7.1

The completion of the Transaction (the "Closing") will take place at the offices of Stikeman Elliott LLP, Suite 1700, Burrard St, Vancouver, B.C., at 8:00 a.m. (Vancouver time) on such date as FWGO and TVC may agree to in writing (the "Closing Date").  The parties agree to hold the Closing as soon as reasonably practicable, after obtaining any necessary TSX Venture Exchange and shareholder approvals.

7.2

Subject to satisfaction or waiver by the relevant Party of the conditions of closing, at the Closing, TVC will deliver the certificate(s) representing the Purchased Shares to FWGO in the name of FWGO or accompanied by duly executed stock powers of attorney sufficient to permit the transfer of the Purchased Shares and their registration on the books of TVC USA in FWGO's name, and upon such delivery, FWGO will deliver the Promissory Note to TVC.

8.

FEES AND EXPENSES

Each of the parties hereto shall be responsible for the payment of their own professional fees (including but not limited to legal and accounting fees).

9.

PUBLIC ANNOUNCEMENTS

The parties will co-operate, subject to each party's obligations to comply in all respects with applicable securities laws and exchange requirements, which obligations may be satisfied by each party as it shall determine in its sole and absolute discretion, in the making and dissemination of any public announcement relating to the subject matter of this Agreement, including a press release to be issued on the date of execution of this Agreement in respect of the Transaction specifying the identities of the parties and the principal terms of the Transaction.

10.

PARTIES TO COOPERATE

Each of the parties agree to cooperate with the other and to take any steps reasonably requested by the other party to reduce any tax liabilities owed by either party to any governmental authority in connection with the transactions contemplated by this agreement, including any withholdings.

11.

TIME OF ESSENCE

Time shall be of the essence of this Agreement.

12.

FURTHER ASSURANCES

Each of the parties hereto shall execute and deliver all such further documents and instruments and do all such acts and things as any party may, either before or after the Closing Date, reasonably require in order to carry out the full intent and meaning of this Agreement.

13.

SEVERABILITY

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve each party's anticipated benefits under the Agreement.

14.

ASSIGNMENT

This Agreement and the benefits and obligations contained herein may be assigned by either of the parties to their respective affiliates.

15.

TERMINATION

This Agreement may be terminated as follows:

(a)

by mutual written consent of the parties;

(b)

by either of the parties upon providing written notice to the other at any time if the other has committed a material breach of any provision of this Agreement which remains uncured after 14 days of notice of such breach being delivered to the party in breach; and

(c)

by either party on providing written notice to the other if the closing of the Transaction has not occurred by January 31, 2009.

In the event of termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of either of the parties. Notwithstanding the foregoing and anything to the contrary contained in this Agreement, neither of the parties shall be relieved or released from any liability or damages arising out of any breach of this Agreement prior to such termination.

16.

GOVERNING LAW

This Agreement shall be governed by the laws of the PlaceTypeProvince of PlaceNameBritish Columbia and the federal laws of country-regionplaceCanada applicable therein.

17.

COUNTERPARTS

This Agreement may be made or accepted in any number of counterparts. An executed counterpart may be delivered by facsimile transmission. In such event, the sending party shall forthwith deliver to the other party a manually executed counterpart of this Agreement.

If the foregoing is acceptable to FWGO, please sign and return this letter to us. Facsimile transmissions of our respective signatures of this letter shall evidence our acceptance of its terms.

Yours truly,

TOURNIGAN ENERGY LTD.

Per:      J. Hans Retterath

J. Hans Retterath

Accepted and agreed this 2nd day of October, 2008.

FISCHER-WATT GOLD COMPANY, INC.

Per:  James M. Seed

       James M. Seed

       Director

Schedule "A"

          The Properties